Exhibit 10(x)

INVACARE CORPORATION

BOARD OF DIRECTORS COMPENSATION

Retainer Fee	$40,000

Additional Retainer Fees
Lead Director:	$10,000
Audit Chair:	$7,500
Compensation Chair:	$2,500

Regular Meeting Fees	$2,000

Committee Meeting Fees
Chair:	$2,000
Member:	$1,500
Telephonic Meetings	50% of the applicable meeting fee

Stock Components	Restricted stock award grant value of $54,000

For new directors - non-qualified stock option grant equal to $150,000 divided by the market price on date elected

Non-Employee Director Elective Stock Option Program	Non-employee directors may elect to defer all or a portion of their following year director fees into discounted stock options